Exhibit 10.10
Philadelphia Insurance Company
Bala Cynwyd, Pennsylvania
Philadelphia Indemnity Insurance Company
Bala Cynwyd, Pennsylvania
and
any and all other companies which are now
or may hereafter become member companies of
Philadelphia Insurance Companies
Hereinafter referred to as the “Company”
Excess Catastrophe Reinsurance Contract
Effective: June 1, 2005
Reinsurance Confirmation
Business Reinsured
Business classified by the Company as Property business. In force, new and renewal business.
Commencement and Termination
Effective June 1, 2005, with respect to losses arising out of loss occurrences commencing on or after that date, through May 31, 2006 both days inclusive. Extended expiration in the event a loss occurrence is in progress at termination or expiration.
The Company may terminate a Subscribing Reinsurer’s percentage share in this Contract by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur as clarified by public announcement for subparagraphs 1 through 7 below and upon discovery for subparagraph 8 below:
1.	The Subscribing Reinsurer’s policyholders’ surplus after the date lines are bound for this Contract has been reduced by more than 20.0% of the amount of surplus 12 months prior to that date; or

2.	The Subscribing Reinsurer’s policyholders’ surplus at any time between the date lines are bound and the date of termination of this Contract has been reduced by more than 20.0% of the amount of surplus at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the date lines are bound for this Contract; or

3.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- (inclusive of “Not Rated” ratings) and/or Standard & Poor’s rating has been assigned or downgraded below BBB+ at any time between the date lines are bound and the date of termination of this Contract; or

4.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other company, corporation or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

5.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business.
The Reinsurer shall have no liability hereunder with respect to losses arising out of loss occurrences commencing after the effective date of termination.
Territory (BRMA 51A)
The territorial limits of this Contract shall be identical with those of the Company’s policies.
Exclusions
See attached.
Retention and Limit
Based on the Company’s ultimate net loss each loss occurrence. Layers, retentions and limits as set forth in the attached Schedule A.
No claim shall be made under any excess layer of coverage provided by this Contract in any one loss occurrence unless at least two risks insured or reinsured by the Company are involved in such loss occurrence. For purposes hereof, the Company shall be the sole judge of what constitutes one risk.
Florida Hurricane Catastrophe Fund
Any loss reimbursement paid or payable to the Company under the Florida Hurricane Catastrophe Fund (FHCF) as a result of loss occurrences commencing during the term of this Contract shall inure to the benefit of this Contract.
Prior to the determination of the Company’s FHCF retention and payout, if any, under the reimbursement contract between the Company and the State Board of Administration of the State of Florida, the Reinsurer’s liability hereunder will be determined provisionally based on the projected payout, determined in accordance with the provisions of the reimbursement contract. Following determination of the payout under the reimbursement contract, the ultimate net loss under this Contract will be recalculated. If, as a result of such calculation, the loss to the Reinsurer under any excess layer of this Contract in any one loss occurrence is less than the amount previously paid by the Reinsurer under that excess layer, the Company shall promptly remit the difference to the Reinsurer. If the loss to the Reinsurer under any excess layer in any one loss occurrence is greater than the amount previously paid by the Reinsurer, the Reinsurer shall promptly remit the difference to the Company.
If an FHCF reimbursement amount is based on the Company’s losses in more than one loss occurrence commencing during the term of this Contract, the total FHCF reimbursement received by the Company shall be allocated to individual loss occurrences in chronological order of the dates such loss occurrences commence, beginning with the first such loss occurrence commencing during the term of this Contract, provided that:
1.	The portion of the total FHCF reimbursement amount to be allocated by the Company to any individual loss occurrence shall be equal to the lesser of (a) the amount of FHCF reimbursement to which the Company would be entitled for that loss occurrence alone, or (b) the remaining FHCF reimbursement which has not been allocated by the Company to prior loss occurrences; and

2.	The total amount allocated by the Company to all such loss occurrences shall be equal to the total FHCF reimbursement received by the Company for such loss occurrences.
Any reimbursement premiums or emergency assessment paid by the Company under the FHCF shall be deemed to be premiums paid for inuring reinsurance.
Other Reinsurance
Company shall be permitted to carry excess per risk reinsurance, recoveries under which shall inure to the benefit of this Contract.
Company shall be permitted to carry net quota share reinsurance recoveries under which shall inure solely to the benefit of the Company.
Definitions
UNL includes LAE (See attached).
Loss Occurrence
No reinstatement same wind event. 96 hours as respects hurricane and tropical storm. (See attached).
Reinstatement
Number of full reinstatement(s) for each layer as set forth in Schedule A, with additional premium calculated 100% as to time and pro rata as to amount.
If this Contract is terminated, any reinstatement premium paid or otherwise due the Reinsurer for losses arising out of loss occurrences commencing on or prior to the date of termination shall be considered fully earned, however, the Reinsurer shall pay the loss prior to receiving the reinstatement premium.
Loss Notices and Settlements
Individual loss notices and settlements.
Premium
Rates based on gross earned premium (GEP). Annual deposit premium and annual minimum premium as set forth in the attached Schedule A.
Annual deposit premium for each layer payable in four equal installments on June 1, 2005, September 1, 2005, December 1, 2005 and March 1, 2006. Adjusted within 45 days after the end of the contract term.

If this Contract is terminated, the Reinsurer shall return the unearned portion of any reinsurance premium paid hereunder and the minimum premium provision shall be waived.
“Gross earned premium” as used herein is defined as earned premium of the Company for the classes of business reinsured hereunder, before the deduction of any premiums ceded by the Company for reinsurance which inures to the benefit of this Contract.
Late Payments
See attached. Interest penalty based on 6-month United States Treasury Bill Rate. Interest penalty of less than $100 shall be waived.
Subject Premium
Estimated subject gross earned premium for June 1, 2005 through May 31, 2006 is $262,872,000.
Brokerage: 10% of gross reinsurance premium, 5% of reinstatement premium.
Other Provisions
Salvage and Subrogation
Offset (BRMA 36D)
Access to Records (BRMA 1D)
Liability of the Reinsurer
Net Retained Lines (BRMA 32E)
Errors and Omissions (BRMA 14F)
Currency (BRMA 12A)
Taxes (BRMA 50C)
Federal Excise Tax
Reserves
Insolvency
Arbitration
Service of Suit
Agency Agreement
Governing Law (State of Pennsylvania)
Confidentiality
Severability
Intermediary (BRMA 23A)
Allocation of Final Shares
The Company shall have the right to review all authorizations and the full authority to allocate final shares. Such decisions will be at the sole discretion of the Company and may result in other than a “proportional signdown” of authorizations. As respects signdowns within the London marketplace, the final allocation of shares to individual companies or syndicates may not be proportionate to the original authorizations.

Exclusions
This Contract does not apply to and specifically excludes the following:
1.	Financial Guarantee and Insolvency;

2.	Mortgage Impairment insurances and similar kinds of insurances, however styled.

3.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause — Physical Damage – Reinsurance – U.S.A.” and the “Nuclear Incident Exclusion Clause — Physical Damage - Reinsurance — Canada,” attached to and forming part of this Contract.

4.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard War Exclusion Clause;

5.	Loss or liability excluded under the provisions of the “Pools, Associations and Syndicates Exclusion Clause” attached to and forming part of this Contract;

6.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part;

7.	Losses in respect of overhead transmission and distribution lines and their supporting structures, other than those on or within 1,000 feet of the insured premises. It is understood and agreed that public utilities extension and/or suppliers extension and/or contingent business interruption coverages are not subject to this exclusion, provided that these are not part of a transmitters’ or distributors’ Policy;

8.	Accident and Health, Casualty, Fidelity and/or Surety business;

9.	Pollution and seepage coverages excluded under the provisions of the “Pollution and Seepage Exclusion Clause (BRMA 39A)” attached to and forming part of this Contract;

10.	Notwithstanding any provision to the contrary within this Contract or any addendum thereto, loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.
An “act of terrorism” includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:
a.	Involves violence against one or more persons; or

b.	Involves damage to property; or

c.	Endangers life other than that of the person committing the action; or

d.	Creates a risk to health or safety of the public or a section of the public; or

e.	Is designed to interfere with or to disrupt an electronic system.
Loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.
Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this Contract, in respect only of personal lines, this Contract will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, radioactive, or nuclear pollution or contamination or explosion.
11.	Loss or liability in any way or to any extent arising out of the actual or alleged presence or actual, alleged or threatened presence of fungi including, but not limited to, mold, mildew, mycotoxins, microbial volatile organic compounds or other “microbial contamination”. This includes:
a.	Any supervision, instruction, recommendations, warnings, or advice given or which should have been given in connection with the above; and

b.	Any obligation to share damages with or repay someone else who must pay damages because of such injury or damage.
For purposes of this exclusion, “microbial contamination” means any contamination, either airborne or surface, which arises out of or is related to the presence of fungi, mold, mildew, mycotoxins, microbial volatile organic compounds or spores, including, without limitation, Penicillium, Aspergillus, Fusarium, Aspergillus Flavus and Stachybotrys chartarum.
Losses resulting from the above causes do not in and of themselves constitute an event unless arising out of one or more of the following perils, in which case this exclusion does not apply.
Fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.
Notice of any claims for mold-related losses must be given by the Company to the Reinsurer, in writing, within 24 months after the commencement date of the loss occurrence to which such claims relate.
12.	Loss or liability excluded under the provisions of the “Electronic Data Endorsement B” (NMA 2915) attached to and forming part of this Contract.

Definitions
A.	“Ultimate net loss” as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company’s ultimate net loss has been ascertained.
B.	“Loss in excess of policy limits” and “extra contractual obligations” as used herein shall be defined as follows:
1.	“Loss in excess of policy limits” shall mean 90.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company’s policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

2.	“Extra contractual obligations” shall mean 90.0% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.
Notwithstanding anything stated herein, the amount included in the ultimate net loss for any one loss occurrence as respects loss in excess of policy limits and extra contractual obligations shall not exceed 25.0% of the Company’s indemnity loss hereunder arising out of that loss occurrence.
Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
If any provision of this paragraph B shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.
C.	“Loss adjustment expense” as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to, declaratory judgments, interest on judgments, expenses of outside adjusters, and a pro rata share of the salaries and expenses of the Company’s field employees according to the time occupied adjusting such losses and expenses of the Company’s officials incurred in connection with the losses, but shall not include office expenses or salaries of the Company’s regular employees.

Late Payments
A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.
B.	In the event any premium, loss or other payment due either party is not received by the intermediary named herein (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:
1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser, times

2.	1/365ths of the six-month United States Treasury Bill Rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.
It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.
C.	The establishment of the due date shall, for purposes of this Article, be determined as follows:
1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	Any claim or loss payment due the Company hereunder shall be deemed due 10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment in accordance with the provisions of the Loss Notices and Settlements Article, was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.
For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.
D.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E.	Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Non BRMA Articles
Loss Occurrence
A.	The term “loss occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “loss occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term “loss occurrence” shall be further defined as follows:
1.	As regards hurricane and tropical storm, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.	As regards windstorm, hail, tornado, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

3.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an insured’s premises by strikers, provided such occupation commenced during the aforesaid period.

4.	As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s “loss occurrence.”

5.	As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company’s “loss occurrence.”

6.	As regards firestorms, brush fires, and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs 3 and 4 above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Company which occur during any period of 168 consecutive hours within a 100-mile radius of any fixed point selected by the Company may be included in the Company’s “loss occurrence.” However, an individual loss subject to this subparagraph cannot be included in more than one “loss occurrence.”
B.	For all those “loss occurrences,” other than those referred to in subparagraph 3 of paragraph A above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any “loss occurrence” referred to in subparagraph 1 of paragraph A above where only one such period of 96 consecutive hours shall apply with respect to one event, regardless of the duration of the event and subparagraph 2 of paragraph A above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.
C.	As respects those “loss occurrences” referred to in subparagraph 3 of paragraph A above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “loss occurrences,” provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

D.	No individual losses occasioned by an event that would be covered by 72 hours and 96 hours clauses may be included in any “loss occurrence” claimed under the 168 hours provision.
Loss Notices and Settlements
A.	Whenever losses sustained by the Company appear likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.
B.	All loss settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.
Salvage and Subrogation
The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.
Liability of the Reinsurer
A.	The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company’s policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.
B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.
Federal Excise Tax
A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.
Reserves
A.	The Reinsurer agrees to fund, within 30 days of the Company’s request, its share of the Company’s ceded United States outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves for known loss occurrences established by the Company) by:
1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;
if the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding a penalty would accrue to the Company on any financial statement, including but not limited to quarterly filings, it is required to file with the insurance regulatory authorities involved.
B.	The Reinsurer agrees to fund, within 30 days of the Company’s request, 115% of its share of the Company’s Canadian ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves for known loss occurrences established by the Company) by:
1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a Canadian bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities, for no more than 15/115ths of the total funding required; and/or

2.	Cash advances for the remaining balance of the funding required;
if the Reinsurer is unauthorized in any province or jurisdiction of Canada having jurisdiction over the Company and if, with such funding, a penalty would accrue to the Company on any financial statement, including but not limited to quarterly filings, it is required to file with the insurance regulatory authorities involved.
C.	The Reinsurer, at its sole option, may fund in other than cash if its method of funding is acceptable to the Company and to the insurance regulatory authorities involved.
For the purpose of this Contract, the Lloyd’s U.S. Credit for Reinsurance Trust Fund shall be considered an acceptable funding instrument.
D.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:
1.	To reimburse itself for the Reinsurer’s share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

3.	To fund a cash account in an amount equal to the Reinsurer’s portion of the unearned deposit premium and/or the Reinsurer’s share of ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves for known loss occurrences established by the Company) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s portion of the unearned deposit premium and/or the Reinsurer’s share of the Company’s ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves for known loss occurrences established by the Company), if so requested by the Reinsurer; and

5.	To reimburse itself for the Reinsurer’s portion of the unearned deposit premium paid to the Reinsurer.
It is understood and agreed that with respect to subparagraphs 3, 4 and 5 of this paragraph, the provisions pertaining to reimbursement for unearned deposit premium apply only in the circumstance of a rating-related obligation of the Reinsurer to fund the unearned portion of the deposit premium; the remaining provisions of subparagraphs 3, 4 and 5 of this paragraph, as well as the provisions of subparagraphs 1 and 2 of this paragraph, apply in any and all circumstances the Reinsurer is required to provide funding under paragraph A of this Article.
In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for D(1), D(2) or D(4), or in the case of D(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.
Insolvency
A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.
C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.
Arbitration
A.	As a condition precedent to any right of action hereunder, any dispute or difference between the Company and any Reinsurer relating to the interpretation or performance of this Contract, including its formation or validity, or any transaction under this Contract, whether arising before or after termination, shall be submitted to arbitration.
B.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article provided that communication shall be made by the Company to each of the reinsurers constituting the one party, and provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurer under the terms of this Contract from several to joint.
C.	Upon written request of any party, each party shall choose an arbitrator and the two chosen shall select a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days after receipt of the written request for arbitration, the requesting party may appoint a second arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days of their appointment, the Company shall petition the American Arbitration Association to appoint the third arbitrator. If the American Arbitration Association fails to appoint the third arbitrator within 30 days after it has been requested to do so, either party may request a justice of a court of general jurisdiction of the state in which the arbitration is to be held to appoint the third arbitrator. All arbitrators shall be active or retired officers of insurance or reinsurance companies, or Lloyd’s London Underwriters, and disinterested in the outcome of the arbitration. Each party shall submit its case to the arbitrators within 30 days of the appointment of the third arbitrator.
D.	The parties hereby waive all objections to the method of selection of the arbitrators, it being the intention of both sides that all the arbitrators be chosen from those submitted by the parties.
E.	The arbitrators shall have the power to determine all procedural rules for the holding of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Contract as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitrators may award interest and costs. Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expenses of the third arbitrator and of the arbitration.
F.	The decision in writing of the majority of the arbitrators shall be final and binding upon both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. The arbitration shall take place in Bala Cynwyd, Pennsylvania unless otherwise mutually agreed between the Company and the Reinsurer.

G.	This Article shall remain in full force and effect in the event any other provision of this Contract shall be found invalid or non-binding.
H.	All time limitations stated in this Article may be amended by mutual consent of the parties, and will be amended automatically to the extent made necessary by any circumstances beyond the control of the parties.
Agency Agreement
If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.
Governing Law
This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Pennsylvania exclusive of the rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.
Confidentiality
The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Company’s books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other dully-issued order of a court or other governmental agency or regulatory authority.
Severability
If any provision of this Contract should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Contract.
Service of Suit
(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities. This Article is not intended to conflict with or override the parties’ obligations to arbitrate their disputes in accordance with the Arbitration Article)
A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Schedule A
Excess Catastrophe Reinsurance Contract
Effective: June 1, 2005
issued to
Philadelphia Insurance Companies

		Reinsurer’s		Number of
		Per		Full	Reinsurer’s	Annual		Annual	Quarterly
	Coverage	Occurrence	Company’s	Reinstate-	Annual	Minimum		Deposit	Deposit
Layer	Percent	Limit	Retention	ments	Limit	Premium	Rate	Premium	Premium
First	100%	$5,000,000	$5,000,000	1	$10,000,000	$1,200,000	0.57062%	$1,500,000	$375,000
Second	100%	$10,000,000	$10,000,000	1	$20,000,000	$1,500,000	0.71327%	$1,875,000	$468,750
Third	100%	$20,000,000	$20,000,000	1	$40,000,000	$1,568,000	0.74561%	$1,960,000	$490,000
Fourth	100%	$60,000,000	$40,000,000	1	$120,000,000	$2,280,000	1.08418%	$2,850,000	$712,500